Exhibit 24.1

                         CONSENT OF INDEPENDENT AUDITORS

This firm was the independent auditor for E and S Holdings, Inc. (a development stage company) as of September 30, 2001, and the period beginning June 20, 2001 (inception) and ended September 30, 2001. In this context, we understand that the Company is filing a Form SB-2A2 with the Securities and Exchange Commission.

Pursuant to Item 601(b) (23) of regulation S-K, this letter will serve as our consent for the Company to file with the Form SB-2A2 our Independent Auditors' Report dated October 24, 2001 and to the reference of Hobe & Lucas, Certified Public Accountants, Inc., therein.


                              /s/ Hobe & Lucas CPAs, Inc.
                              Hobe & Lucas
                              Certified Public Accountants, Inc.

Independence, Ohio
May 1, 2002